Exhibit 99.1

4650 S.W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 400		(503) 946-4855
Portland, OR 97239
Telephone (503) 946-4800
Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. IMPROVES YEAR-OVER-YEAR OPERATING

MARGINS IN THE THIRD QUARTER OF FISCAL 2010

•	Consolidated segment operating income margin of 25.8 percent

•	EPS from continuing operations of $1.61

•	Total debt of $289.9 million and cash of $218.4 million

PORTLAND, Oregon – January 21, 2010 – Precision Castparts Corp. (NYSE: PCP) continued to drive its operations to achieve solid margin performance in the third quarter of fiscal 2010, tackling major operational challenges in the face of significant year-over-year sales erosion across all of the Company’s end markets.

Third Quarter Fiscal 2010 Highlights

Third quarter sales for Precision Castparts Corp. (PCC) totaled $1,372.8 million, versus total sales of $1,610.7 million in the third quarter of fiscal 2009. During the quarter, consolidated segment operating income was $354.2 million, or 25.8 percent of sales, compared to $374.1 million, or 23.2 percent of sales in the same period a year ago. Net income from continuing operations was $228.7 million, or $1.61 per share (diluted, based on 142.3 million shares outstanding), for the third quarter of fiscal 2010. Last year’s third quarter net income from continuing operations was $236.5 million, or $1.68 per share (diluted, based on 140.3 million shares outstanding), which included $0.05 per share (diluted) related to restructuring and asset impairment charges.

Net income including discontinued operations was $1.64 per share (diluted), compared to $1.70 per share (diluted) a year ago. During the quarter, the Company decided to divest a small non-core business in the Investment Cast Products segment and reclassified it to discontinued operations. Subsequent to quarter end, the sale of the business was completed.

Investment Cast Products. Investment Cast Products sales totaled $454.7 million in the third quarter of fiscal 2010, versus sales of $537.5 million last year. Contractual material pass-through pricing was approximately $9.8 million during the quarter, compared to approximately $18.1 million in the third quarter of fiscal 2009. Segment operating income grew to $137.5 million this quarter, or 30.2 percent of sales, compared to $135.3 million, or 25.2 percent of sales, in the same period a year ago. Significant commercial aerospace OEM and aftermarket destocking primarily accounted for the year-over-year decrease in the top line. Sequentially, aerospace OEM customer orders in the third quarter were stable to slightly up versus the previous quarter, countered by flat sequential demand in the airfoil aftermarket and destocking by European IGT customers. Orders in these two end markets are not expected to begin recovery until the second quarter of fiscal 2011.

Forged Products. Total sales for the Forged Products segment were $587.0 million in the third quarter of fiscal 2010, versus sales of $702.8 million last year. Year over year, Forged Products’ third quarter sales were negatively impacted by approximately $57 million due to lower contractual material pass-through pricing and lower selling prices of external alloy sales from the segment’s three primary mills. These results also reflect nearly a full quarter of Carlton Forge, which, as previously disclosed, was impacted by planned preventative maintenance on its major presses. The segment’s operating income totaled $136.4 million, or 23.2 percent of sales for the quarter, versus $154.8 million, or 22.0 percent of sales, in the third quarter of fiscal 2009. Similar to the Investment Cast Products segment, Forged Products was negatively impacted year over year by substantial aerospace OEM destocking and lower aftermarket sales, in addition to dealing with unexpected equipment outages in two facilities during the third quarter. On a sequential basis, general industrial sales continued to recover slowly, while, as with Investment Cast Products, aerospace OEM stopped eroding and showed some slight upside, and aftermarket production schedules stayed flat sequentially, with some recovery anticipated during the second quarter of fiscal 2011.

Fastener Products. In the third quarter of fiscal 2010, Fastener Products sales totaled $331.1 million, compared to sales of $370.4 million a year ago. The segment’s operating income was $105.6 million, or 31.9 percent of sales, in the quarter, versus operating income of $109.4 million, or 29.5 percent of sales, in last year’s third quarter. Year over year, Fastener Products’ sales decline was largely due to significant order decreases in its large distributor base, tempered by share gains. Compared to the previous quarter, aerospace OEM schedules began to improve slightly during the third quarter, while distributor demand for aerospace fasteners remained depressed but sequentially flat, a situation not expected to change until late in the first half of fiscal 2011. In the meantime, Fastener Products continues to position itself well for the future, gaining further market share and extending contracts.

“In the third quarter, we saw the return of some end-market stability with our long lead-time products like large structural castings, offset by continuing challenges elsewhere,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Our large structural casting businesses served as the leading indicator of the past year’s aerospace destocking activity, and now their OEM orders are beginning to creep back slowly. However, aftermarket orders are getting absolutely no traction, limiting upside opportunity at a number of our casting and forging operations, and the fastener distributor base continues to work through the inventory it has on hand. The current upward trend in flight hours is encouraging going forward, but we really don’t expect any meaningful recovery on the aftermarket or distributor front until into the second quarter of fiscal 2011.

“On the power side, we have established a solid base in all of our end markets,” Donegan said. “We continue to gain market share at our European industrial gas turbine customers; however, they began to destock in the third quarter, and this activity is expected to extend into the first quarter of fiscal 2011. Seamless pipe sales are holding their own, and demand in the oil and gas market continues to see some slow, but steady sales growth.

“Regardless of the current state of the markets, we are not going to retreat from taking advantage of every single opportunity to derive value from our businesses,” Donegan said. “Our employees continue to work tirelessly to drive the daily metrics in our facilities and to maintain or grow operating margins, even in today’s sales environment. We are driving all of our operations to deal effectively with order flow, positioning them to deliver solid incremental performance.

“In whatever way aerospace and power volumes return, PCC is very well positioned going forward,” Donegan said. “Volume increases in any of our end markets will be the catalyst for earnings upside. We have very strong dollar content on commercial aircraft production programs and major gas turbine variants worldwide. Increasing airline revenue passenger miles will grow our aftermarket business. Production of the 787 at any level gives us sales upside. Any upturn in power markets – industrial gas turbine, coal, nuclear – will benefit one or more of our casting and forging operations. In addition, we are far from exhausting market share growth opportunities across the board.

Fasteners still offers significant upside, and our integration of Carlton Forge is on track, providing a long runway for both market share gain and operational improvements. We are also excited about our recent acquisition of 49 percent of Chengde Steel Tube, a deal we have been actively pursuing for more than a year. Like Carlton did for our aerospace forgings business, Chengde fills a significant hole on the power side of our business, enabling us to attack a sizable market where we had absolutely no presence.”

PCC’s debt balance was $289.9 million at the end of the third quarter of fiscal 2010, and cash totaled $218.4 million.

Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Standard Time. The dial-in information for audio access is (888) 778-9069, Access Code: 5349758. Dial *O for technical assistance with dial-in access.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:

http://webcast.premiereglobal.com/view/wl/r.htm?e=181612&s=1&k=726E3D27407A791B09470D0C6FE2A4D2

Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, and other general industrial markets and supplies metal alloys and other materials to the casting and forging industries.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs; the availability and cost of energy, materials, supplies, and insurance; and the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at GlobeNewswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS1

(Unaudited; in millions, except per share data)

	Three Months Ended		Nine Months Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Net sales	$1,372.8	$1,610.7	$4,048.0	$5,208.0
Cost of goods sold	929.1	1,144.1	2,711.8	3,722.2
Selling and administrative expenses	89.5	92.5	276.5	288.3
Restructuring and impairment[2]	—	11.8	—	11.8
Interest expense	4.3	4.4	12.3	13.9
Interest income	(0.6)	(2.4)	(2.3)	(6.9)

Income before income taxes and noncontrolling interest	350.5	360.3	1,049.7	1,178.7
Provision for income taxes	121.8	123.8	363.3	405.2

Net income from continuing operations	228.7	236.5	686.4	773.5
Net income (loss) from discontinued operations	4.5	2.7	(5.3)	11.1

Net income	233.2	239.2	681.1	784.6
Less: Net income attributable to noncontrolling interests	(0.3)	(0.1)	(0.5)	(0.4)

Net income attributable to Precision Castparts Corp. (“PCC”) shareholders	$232.9	$239.1	$680.6	$784.2

Net income per common share attributable to PCC shareholders - basic:
Net income per share from continuing operations - basic	$1.62	$1.70	$4.89	$5.55
Net income (loss) per share from discontinued operations - basic	0.03	0.02	(0.04)	0.08

	$1.65	$1.72	$4.85	$5.63

Net income per common share attributable to PCC shareholders - diluted:
Net income per share from continuing operations - diluted	$1.61	$1.68	$4.84	$5.49
Net income (loss) per share from discontinued operations - diluted	0.03	0.02	(0.04)	0.08

	$1.64	$1.70	$4.80	$5.57

Average common shares outstanding:
Basic	140.8	139.4	140.4	139.3
Diluted	142.3	140.3	141.8	140.8

	Three Months Ended		Nine Months Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Sales by Segment
Investment Cast Products	$454.7	$537.5	$1,384.4	$1,735.7
Forged Products	587.0	702.8	1,642.7	2,300.4
Fastener Products	331.1	370.4	1,020.9	1,171.9

Total	$1,372.8	$1,610.7	$4,048.0	$5,208.0

Segment Operating Income (Loss)[3]
Investment Cast Products	$137.5	$135.3	$414.7	$439.9
Forged Products	136.4	154.8	397.6	490.7
Fastener Products	105.6	109.4	329.4	340.5
Corporate expense	(25.3)	(25.4)	(82.0)	(73.6)

Consolidated segment operating income	354.2	374.1	1,059.7	1,197.5
Restructuring and impairment[2]	—	11.8	—	11.8
Interest expense	4.3	4.4	12.3	13.9
Interest income	(0.6)	(2.4)	(2.3)	(6.9)

Income before income taxes and noncontrolling interest	$350.5	$360.3	$1,049.7	$1,178.7

[1]	Reported results for the three and nine months ended December 28, 2008 have been restated for discontinued operations.
[2]	During the third quarter of fiscal 2009, we recorded a restructuring and asset impairment charge of $11.8 million related primarily to headcount reductions across all segments.
[3]	Operating income represents earnings before interest and income taxes.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited; in millions)

	December 27, 2009	March 29, 2009
Cash and Debt Balances
Cash	$218.4	$554.5
Total Debt	$289.9	$306.3
Shareholders’ Equity	$5,744.0	$4,863.1
Total Debt, as % of Total Capitalization	4.8%	5.9%

Working Capital Items[1]
Receivables, Net	$767.2	$906.6
Inventories	1,374.2	1,226.8
Accounts Payable	456.1	600.5

Total	$1,685.3	$1,532.9

	Three Months Ended
	December 27, 2009	December 28, 2008
Selected Cash Flow Items[1]
Depreciation and Amortization	$40.9	$32.4
Capital Expenditures	$28.4	$45.8

[1]	Reported results exclude discontinued operations.